Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We have issued our report dated June 25, 2019, with respect to the financial statements and supplemental schedule included in the Annual Report of Masimo Corporation Retirement Savings Plan on Form 11-K for the year ended December 31, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statements of Masimo Corporation on (i) Forms S-8 (File No. 333-148149, File No. 333-149138, File No. 333-157673, File No. 333-168534, File No. 333-179557, File No. 333-186692, File No. 333-194089 and File No. 333-219207) and (ii) Form S-3 (File No. 333-229892).
/s/ GRANT THORNTON LLP
Seattle, Washington
June 25, 2019